As filed with the Securities and Exchange Commission on November  9, 2006

Registration No.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SUN MICROSYSTEMS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	4150 Network Circle	94-2805249
(State or Other Jurisdiction of Incorporation or Organization)	Santa Clara, CA 95054 (Address, including zip code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

NEOGENT, INC.
2001 STOCK INCENTIVE PLAN

 (Full Title of the Plan)

Jonathan I. Schwartz
Chief Executive Officer
SUN MICROSYSTEMS, INC.
4150 Network Circle
Santa Clara, CA 95054
(650) 960-1300

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Katharine A. Martin, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.00067 per share, to be issued upon exercise of options granted under the Neogent, Inc. 2001 Stock Incentive Plan (the “Plan”)	174,954 shares	$1.04	$181,952.16	$19.47

(1)This Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the Plan by reason of any dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of shares of the Registrant’s Common Stock outstanding.

(2)The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee. Computation is based on the weighted-average per share exercise price (rounded to the nearest cent) of outstanding options under the Plan, the underlying shares of which are registered hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Information Incorporated by Reference.

                The following documents and information previously filed with the Securities and Exchange Commission (the “Commission”) by Sun Microsystems, Inc. (the “Registrant”) are herby incorporated by reference into this Registration Statement:

1.                                       The Registrant’s Annual Report on Form 10-K for the year ended June 30, 2006, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2.                                       The Registrant’s Current Report on Form 8-K filed on July 21, 2006, pursuant to Section 13(a) of the Exchange Act.

3.                                       The Registrant’s Current Report on Form 8-K filed on July 25, 2006, pursuant to Section 13(a) of the Exchange Act.

4.                                       The Registrant’s Current Report on Form 8-K filed on August 1, 2006, pursuant to Section 13(a) of the Exchange Act.

5.                                       The Registrant’s Current Report on Form 8-K filed on September 1, 2006, pursuant to Section 13(a) of the Exchange Act.

6.                                       The Registrant’s Current Report on Form 8-K filed on September 6, 2006, pursuant to Section 13(a) of the Exchange Act.

7.                                       The Registrant’s Current Report on Form 8-K filed on September 15, 2006, pursuant to Section 13(a) of the Exchange Act.

8.                                       The Registrant’s Current Report on Form 8-K filed on October 26, 2006, pursuant to Section 13(a) of the Exchange Act.

9.                                       The Registrant’s Current Report on Form 8-K filed on November 8, 2006, pursuant to Section 13(a) of the Exchange Act.

10.                                 The description of the Registrant’s Common Stock contained in Registrants’ Registration Statement on Form 8-A relating to the Registrant’s Common Stock filed on October 24, 1986, as amended.

                All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.    Description of Securities.

                Not applicable.

Item 5.    Interests of Named Experts and Counsel.

                Not applicable.

Item 6.    Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware, as amended, provides that under certain circumstances a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 10 of the Restated Certificate of Incorporation of the Registrant provides that, to the fullest extent permitted by the Delaware General Corporation Law, a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. Article VI of the Bylaws of the Registrant provides that the directors and officers of the Registrant shall be indemnified to the fullest extent permitted by the Delaware General Corporation Law. The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, the Registrant has entered into contracts with each of its directors and executive officers providing for indemnification of such persons by the Registrant to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 7.    Exemption from Registration Claimed.

                Not applicable.

Item 8.    Exhibits.

Number	Document
4.1	Neogent, Inc. 2001 Stock Incentive Plan, including amendments

5.1	Opinion of Counsel with respect to the legality of the securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

Item 9.    Undertakings.

                (a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

                (b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

                Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Sun Microsystems, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Clara, State of California, on November 9, 2006.

SUN MICROSYSTEMS, INC.

By:	/s/ Michael E. Lehman
Michael E. Lehman
Chief Financial Officer and Executive Vice
President, Corporate Resources

                Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Scott G. McNealy	Chairman of the Board of Directors	November 9, 2006
Scott G. McNealy

/s/ Jonathan I. Schwartz	Chief Executive Officer, President and Director	November 9, 2006
Jonathan I. Schwartz	(Principal Executive Officer)

/s/ Michael E. Lehman	Chief Financial Officer and Executive Vice	November 9, 2006
Michael E. Lehman	President, Corporate Resources
(Principal Financial Officer)

/s/ V. Kalyani Chatterjee	Chief Accounting Officer	November 9, 2006
V. Kalyani Chatterjee	(Principal Accounting Officer)

/s/ James L. Barksdale	Director	November 9, 2006
James L. Barksdale

/s/ Stephen M. Bennett	Director	November 9, 2006
Stephen M. Bennett

/s/ Peter L. S. Currie	Director	November 9, 2006
Peter L. S. Currie
November 9, 2006
/s/ Robert J. Finocchio, Jr.	Director
Robert J. Finocchio, Jr.

/s/ Patricia E. Mitchell	Director	November 9, 2006
Patricia E. Mitchell

M. Kenneth Oshman	Director	November 9, 2006
M. Kenneth Oshman

	Director	November 9, 2006
P. Anthony Ridder

Naomi O. Seligman	Director	November 9, 2006
Naomi O. Seligman

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Neogent, Inc. 2001 Stock Incentive Plan, including amendments

5.1	Opinion of Counsel with respect to the legality of the securities being registered

23.1	Consent of Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm